Exhibit 99.2

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

PRIME NEWS WIRE

Moderator: Jim Riesenbach

May 8, 2008

7:00 a.m. CT

Operator:	Good morning. My name is (Beverly), and I will be your conference operator today. At this time, I’d like to welcome everyone to the Autobytel’s first quarter financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you have already done so, please press the pound sign now, then press star one again to insure your question is registered. Thank you.

Ms. (Berman), you may begin your conference.

(Berman):	Thank you, (Beverly). Good morning, and welcome to Autobytel’s 2008 first quarter conference call. With us on the line today are Jim Riesenbach, Autobytel’s President and Chief Executive Officer, and Monty Houdeshell, the company’s Chief Financial Officer.

Before we begin, I’d like to remind you that during today’s call, including the Q&A session, any projections and forward-looking statements made regarding future events and the future financial performance of the company are covered by the Safe Harbor statement contained in today’s press release and in the company’s public filings with the Securities and Exchange Commission.

Please note that actual events or results may differ materially from those forward-looking statements.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

Specifically, please refer to the company’s form 10-K for the year ended December 31st, 2007. This filing identifies the principal factors that could cause results to differ materially from those forward-looking statements.

Now, I’ll turn the call over to Jim.

Jim Riesenbach:	Thank you, (Lori), and thanks, everyone, for joining us so early this morning.

After a few brief introductory remarks, I’ll turn the call over to Monty for a detailed discussion of our first quarter financial results, and then return with some comments on our progress and where we’re headed.

It’s only been eight weeks since our last conference call, and since that time, we’ve remained hard at work every day on the blocking and tackling required to achieve our operational and our financial goals.

In the midst of an increasingly challenging environment for our dealer and manufacturer customers, and in a period in which new car sales have declined significantly, we remain focused on growing our Web audience through MyRide.com and our network of sites, providing high value innovative solutions for automotive marketers, and of course continuing our progress toward operating this company more efficiently.

We’re closely watching the broader economy and its impact on the automotive market, and in all likelihood we’ll continue to face some uncertainties in light of the macro environment.

However, as a result of our strong balance sheet and the efficiency initiatives we’ve undertaken during the past year, we believe Autobytel is relatively well positioned to weather the potential challenges brought about by industry conditions.

Further, online advertising industry trends are also in our favor. Online advertising spending in the auto category continues to grow. In fact, over the next few years, online auto advertising is expected to become the second largest medium for auto marketers, surpassing newspapers, cable, radio, direct mail, and all other media besides broadcast television.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

After Monty discusses our first quarter financial results, I’ll come back to provide more details about the things we’re doing to improve Autobytel’s long-term position. Monty?

Monty Houdeshell:	Thank you, Jim. First, a quick reminder that for purposes of our financial reporting, revenues and expenses associated with the RPM and AIC businesses which we sold in 2007 and the ADV business which we sold in January of this year, have been reported as discontinued operations.

My comments today, unless otherwise noted, refer to continuing operations only.

First quarter revenue came in at 20.7 million, down 5.7 percent versus last year. Lead deferral revenue was up more than five percent from the first quarter of 2007, offset by an approximate 47 percent reduction in advertising revenue, primarily related to the traffic quality initiative we discussed with you on our March call.

Revenue for the first quarter of 2007 included 1.1 million of previously-reported deferred revenue related to an OEM contract. Excluding that, total revenue was relatively flat year-over-year, and leads revenue was up more than 12 percent.

On a sequential basis, revenue was up 10 percent as lead referrals were substantially higher, offset by the decreased advertising revenue.

In the first quarter of 2008, approximately 88 percent of total revenue came from lead referrals and the remaining 12 percent from advertising, compared with 79 percent from lead referrals and 21 percent from advertising in the first quarter of 2007.

We delivered approximately 915,000 purchase requests in the first quarter of 2008, up considerably from 699,000 in the same period last year, and up sequentially from 722,000 in the fourth quarter of 2007.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

The increase from last year is mainly attributable to our new multiple lead distribution technology which permits us to optimize the value of each consumer lead by distributing the lead to several customers simultaneously. The sequential increase resulted from growth coming off of a seasonally weak quarter for auto lead referrals.

Roughly 52 percent of our purchase requests this quarter were delivered to retail dealers, compared with 67 percent one year ago, while 48 percent were delivered through wholesale channels in the first quarter of 2008 versus 33 percent a year – last year.

We delivered 149,000 finance leads in the first quarter of 2008 versus 199,000 in last year’s first quarter, and 148,000 in the fourth quarter of 2007.

As we discussed last quarter, the year-over-year decrease in finance leads relates primarily to disruption in the supply of leads from affiliates due to competitive auction-based models. The average revenue per finance lead was $18.05 in the first quarter of 2008 versus $15.30 in the 2007 first quarter, and $18.14 in the fourth quarter of 2007.

The year-over-year increase relates primarily to the mix of retail versus wholesale finance lead delivery. As a result, revenue from finance leads was 2.7 million in Q1 2008, down from three million in Q1 2007.

We are currently seeing the effects of more individuals falling into the sub prime classification, and increasing the potential number of leads in the marketplace, offset by financial institutions seeking to limit their exposure to sub prime automobile financing. These offsetting effects are expected to continue to play out through 2008. It’s unclear what the overall effect will be on our business at this time.

Page views in the 2008 first quarter were 85 million, down 30 percent from last year’s first quarter but up six percent from the fourth quarter of 2007.

The year-over-year decline in page views was the result of the previously-disclosed initiative to eliminate low quality traffic.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

Advertising revenue per thousand page views was $26.16 in the first quarter of 2008, compared with $36.09 in the first quarter of 2007, and $36.39 in the fourth quarter of 2007.

The year-over-year and sequential decline in revenue per thousand page views primarily relates to the reduction in CPM rates from some advertisers due to the previous poor ad performance and delays by advertisers in commencing their 2008 campaigns, resulting in a lower percentage of sell-through early in the quarter.

We are happy to report that ad performance has since improved considerably as the result of our traffic quality initiative. Click through rates in the first quarter of 2008 on ads on our Web site, a measure of ad performance, were up more than 70 percent from the fourth quarter of 2007.

As we continue the transition of our search engine marketing spend to a more effective platform, our goal is to grow our advertising revenue and improve margins while maintaining the performance of the ads.

Moving to expenses, cost of revenue, which includes lead and traffic acquisition costs, equaled 13.8 million, or 67 percent of revenue in the first quarter of 2008 compared with 11.7 million, or 53 percent of revenue in last year’s first quarter.

Cost of revenue as a percent of revenue declined two percentage points from 69 percent of revenue on a sequential basis, although actual costs were a bit higher as we continued to source a larger number of third-party leads to meet consumer demand.

The 14 percentage point increase in costs of revenue as a percent of revenue from last year’s first quarter included a five point increase due to the impact of the deferred revenue recognized last year, for which there were no corresponding costs, a four point increase as the result of the higher costs of acquired leads and the shift in revenue mix, and a five point increase due to increased appreciation and amortization related to MyRide.com, which was launched later in 2007.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

We spent approximately 3.1 million in the first quarter of 2008 for marketing, acquiring and attracting both traffic and search-based leads to MyRide and the Autobytel legacy sites. For the remainder of the year, we expect our spend will initially decline and then ramp up as we transition to a more effective platform. Jim will talk more about our marketing plans shortly.

Total operating expenses in the first quarter of 2008 were 13.5 million compared with 6.8 million one year ago. It’s important to note, however, that last year’s first quarter included a $12 million dollar credit to expenses related to our Dealix patent litigation settlement, while the first quarter of this year included only a 2.7 million credit to expense.

For comparison purposes, excluding these credits, operating expenses would have declined approximately 14 percent year-over-year driven by a decrease in sales and marketing expense and a nearly 27 percent reduction in general and administrative costs related to our cost management initiatives, as well as lower legal and consulting expenses.

This was somewhat offset by a nine percent increase in product and technology development costs, primarily related to improving and optimizing MyRide.com.

Our loss from continuing operations was 6.1 million, or 14 cents per share in the first quarter of 2008, compared with income from continuing operations of 3.9 million, or nine cents per diluted share in the prior year period.

Again, operating results for both periods benefited from a credit to expense related to Dealix.

Our net loss in the quarter of – in the first quarter of 2008 was two million, or five cents per share, versus net income of 7.7 million, or 17 cents per diluted share in the first quarter of 2007.

Net income in the 2008 period included a 4.2 million gain related to our AVV sale earlier this year. Net income in 2007 first quarter included a 3.7 million net gain related to the sale of our AIC business, and the previously-mentioned credit to expense related to the Dealix settlement.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

Non-cash share-based compensation in the first quarter of 2008 was 900,000 versus 1.5 million last year. Total capital spending in the quarter was approximately 500,000, principally related to ongoing infrastructure projects. Capital expenditures related to my ride were approximately 100,000, principally related to the new functionality of our vehicle hub, which Jim will address a bit later.

As we discussed on our last several calls, our MyRide spending is now primarily focused on marketing the site to consumers.

We ended the March quarter with approximately 43.8 million in cash, cash equivalents and short-term investments, including the 21.9 million received from the sale of AVV during the quarter.

We are fortunate to be in a strong financial position at this time, and we have no immediate plans for a major outlay of capital until our business is fully stabilized. Given the challenges of the broader economy, we believe this is the most prudent course of action.

Once we have demonstrated our ability to consistently generate positive cash flow, we will re-examine our position and begin identifying additional ways to utilize our capital to enhance shareholder value.

Now I’ll turn the call back to Jim for an update on our recent activities. Jim?

Jim Riesenbach:	Thanks, Monty.

I’d now like to discuss our progress in key areas as well as some of our more recent initiatives, then we’ll open the call to your questions.

During this strategic transition over the past two years, we’ve faced some challenges and a few setbacks as we’ve worked to transform the company and position it for long-term success.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

While I had hoped that our ride would have been a little less choppy, I remain highly confident in the path we’ve taken, and I’m pleased with the considerable progress we’ve made to date.

The opportunities for online automotive advertising remain a bright spot given the tough overall economy, and all signs point to continued spending growth in the category. This growth is expected to come from a wide variety of sources, including OEMs, regional dealer associations, local dealers, and related automotive categories.

In fact, although total auto ad budgets are expected to grow slightly less than nine percent between 2005 and 2011, the Internet is expected to rank number one in spending growth among all media, rising roughly 84 percent during the same time frame.

Concurrently, we’re in a great position to leverage our relatively-strong and stable leads business, which we believe can – we can incrementally improve and grow while we’re moving toward a more immediate focus strategy.

Although growth in our Web advertising business may be a bit more difficult to attain and may take a little bit longer to achieve, we do believe that this segment of our business will eventually become the primary driver of top line and margin growth for Autobytel over the longer term.

As we discussed last quarter, we believe that a primary growth opportunity for Autobytel revolves around increasing consumer traffic and ad impressions across our network of owned and partnered sites. We’re taking a number of actions in order to accomplish this.

First, since the launch of MyRide.com late last summer, we’ve made and continue to make substantial improvements to the site, providing a catalyst for us to capture growth opportunities.

During the first quarter, we introduced our new vehicle hub which facilitates better and deeper navigation through the research and buying funnel for an in-market car buyer.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

As a result, we’ve already seen significant increases in user engagement in this area, which we believe will lead to better monetized page views.

And we’ve received consistently positive feedback from our key OEM and dealer clients on these improvements.

Second, the new infrastructure and Web site we created for MyRide puts us in a better position to capture a piece of the growing online advertising market among tier two, or regional associations, tier three, or local dealers, related category spending, and behavioral targeting.

Since we can now efficiently serve and track thousands of ad campaigns across multiple sites, we have the ability to provide a wider base of advertisers with a broad range of marketing opportunities across our network.

We’re already making steady progress. For example, in April, we moved our new local dealer two-year targeted advertising program from the trial phase into its operational phase, and we’ve begun to recognize revenue from a number of dealers participating in this program.

Third, the flexibility of our new ad platform creates another opportunity to grow our advertising business through our new auto reach ad network, which we just launched in the fall. Although still relatively small, the network is realizing important growth across the board with respect to publishing partners, advertisers and traffic, the three ingredients necessary for a successful ad network.

Since launching the network in the fall of 2007, we now have a small handful of publishers and can cumulatively offer clients more than a hundred million ad impressions a month through the network.

By bringing advertisers and third-party Web publishers together, we’re providing a base of millions of in-market automotive consumers to automotive marketers, giving participating network publishers the ability to better monetize their traffic and allowing Autobytel to capitalize on positive trends in the online automotive market.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

Fourth, we’ve made quite a bit of progress in the transition of our search engine marketing spend from our legacy sites to MyRide.com, and from our in-house management of search marketing to a very experienced and highly-skilled search marketing agency. This transition will be critical to our success in the coming months as we work toward driving increased traffic to our sites, getting more and more consumers to initiate trial on MyRide.com, and further enhancing consumer engagement.

We also expect these transitions to result in improved margins as we spend more effectively and are able to better measure the performance.

Our unique visitors in the fourth quarter of 2008 were 11.6 million, down from 23.2 million a year ago and 15.2 million in the fourth quarter of 2007. The principal reason for the decline in unique visitors was our initiative to eliminate low-quality traffic sources, which we completed during Q4 2007.

Page views per visit were 6.7 in the first quarter of 2008 compared with 2.9 in last year’s first quarter and 3.9 in the fourth quarter of 2007. We believe that the design of MyRide.com and the elimination of our lower-quality traffic is driving this increase in user engagement.

As you noticed in this morning’s news release, we’re beginning to provide a host of metrics that we hope will help you gauge our progress on a number of different fronts. We will continue to report on these key metrics in the coming quarters.

As we achieve positive cash flow and optimize our SEM spend, we will begin reviewing and testing other marketing alternatives to drive traffic to the sites.

Finally, we’re in the process of enhancing the consumer opinion and participation components of MyRide.com, as well as our vertical search capabilities. We believe increasing numbers of consumers are looking to customer reviews and other user-generated content when researching vehicle purchase, and MyRide is the perfect place to accomplish that.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

Over the next few months, we plan to roll out an enhanced community platform that allows bloggers and engage consumers to more effectively use MyRide.com as their publishing and monetization solution.

Given our goal to be the starting place for in-market consumers and car lovers to gather and exchange information on all things automotive, we remain committed to providing innovative social networking and multimedia capabilities, an experience unlike any other on the automotive Internet.

Moving on to our lead business. Growth in our core lead business remains very important to Autobytel, and we continue to intelligently invest in the growth of our advertising business.

Despite a challenging economy, we’ve done an excellent job of significantly improving and streamlining our leads business, starting in mid-2006 when we began a quality imperative. That decision has had a very positive impact.

We believe we’ll see a similar impact in our advertising business as a result of the ad quality initiative we implemented in the fourth quarter of this year.

As Monty mentioned, our leads business was up 12 percent year-over-year, excluding the deferred revenue from last year. To date our experience has shown that both manufacturer and dealer demand for leads has remained robust, even in today’s reality of considerable economic pressure.

Not surprisingly, consumer demand for the best deals and pricing is growing as well. With more than 55 percent of all online leads ultimately converting to a sale, OEMs and dealers are likely to continue using this marketing channel to drive increased business.

In the recent past, we’ve developed and launched several new and innovative technologies to capitalize on positive industry trends and to help us maximize the lead opportunity across the retail and wholesale channels. Our multiple lead distribution technology, for example, has enabled us to significantly grow lead volume over the prior year, and has also helped enhance and grow our dealer and OEM relationships. These relationships represent a key leverage point for additional revenue opportunities, such as tier two and tier three advertising.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

As we’ve discussed, we are also now well positioned to capture new opportunities in the huge used car market via our new paper call offering and our consumer product via MyRide.com.

In 2007, the Internet surpassed all other shopping methods for used cars for the first time, and Internet-generated used car sales are expected to grow from 3.2 million in 2005 to 5.1 million in 2010, representing a 10 percent of all used car sales by that year.

Our used car listings on MyRide are nearly four million strong, and our premiere listings which occupy those top spots on our used car listings are supplied by dealers that pay us for leads on a performance basis, paying us only for the leads they actually receive.

A dedicated (trackable) phone number allows consumers to directly contact a dealer, which remains the preferred method for used car shoppers.

We’re continuing to work on growing the number of partner dealers who provide their used car inventories to our network on MyRide.

Nine months ago we set some very aggressive operational and financial goals, and we’ve been taking a systematic multi-pronged approach to meeting them. We remain on track to remove a total of $15 million dollars in costs by the end of 2008, and we’re diligently monitoring our costs relative to our revenue and business requirements.

We’re committed to driving expense ratios down to best-in-class benchmarks, and we’re prepared to take additional cost-cutting actions, if warranted.

We also continue to make steady improvement toward reaching our goal of cash flow break even before working capital and cap ex requirements by the end of the second quarter.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

This objective is quite measurable, and we’re continuing to make – take major steps to achieve it. And while there are still uncertainties given the economy and over half of the quarter remaining, we expect to be very close to meeting this goal.

As to attaining GAAP profitability by the end of 2008, more than half the year is still ahead of us, and with the elusive and difficult economic environment we’re living through, the future is quite challenging to predict. Nevertheless, GAAP profitability remains a primary objective.

One thing we do know for certain is that to be successful, we will need to execute our transition to a more effective search engine marketing spend, keep our advertisers satisfied during the transition, and manage our way through the challenging macro environment in both the automotive and Internet advertising markets.

We’re committed to taking advantage of all of the opportunities before us and providing consumers, automotive marketers, and our shareholders with increasing and most importantly sustainable value.

Operator, we’ll take questions now.

Operator:	At this time, I’d like to remind everyone, in order to ask a question, press star then the number one on your telephone keypad. If you’d like to withdraw your question, press the pound key. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of (Steve Denault) of Northland Security.

(Steve Denault):	Hey, everyone.

Monty, I missed your comments on the absolute number of finance leads in the first quarter and absolute marketing spend against MyRide.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

Monty Houdeshell:	The – excuse me. Hi, (Steve). The finance leads in the first quarter were 149,000, and the marketing spend in aggregate in the first quarter was 3.1 million.

(Steve Denault):	Do you feel at this point in time that the finance lead piece of the business is – has bottomed?

Jim Riesenbach:	This is Jim, (Steve). I think that the – there’s continued pressure on the sub prime marketplace where most of our finance leads are being placed, and so we’re watching it very closely. We are not seeing any definitive trends in either direction. We do think that basically it’s an area we’re going to have to watch very closely, and we don’t see anything dramatically changing right now, but it is an area that given the economy we have to watch very closely.

(Steve Denault):	OK. And just kind of trying to read your, you know, the – your body language in terms of your cash flow break even and GAAP profitability goals and measures. I mean, we all know that it’s, you know, the environment in which you’re dealing in the automotive market has been under incredible pressure, but it sounds like you’re really not changing your tone or posture much from 60 days ago. Is that a correct read?

Jim Riesenbach:	Yes. I would say that we have seen obviously increased challenges given the automotive marketplace. Auto sales have been down considerably, and trending downward. April was a very rough month for new car sales, and so we’re continuing to watch it, and, you know, subject to any significant changes for the worst, we continue to keep our focus on the goals that we’ve placed out there, and at this point we still believe that we’re going to be either there or very close at the – to the goals that we’ve stated for cash flow break even.

(Steve Denault):	OK. Has there been any significant change in new car versus used car lead mix?

Jim Riesenbach:	We’re starting to put a lot of increased focus on bringing more dealers into the mix. We have not seen – due to some of the changes with MyRide taking down some of the lower-quality traffic, we haven’t seen as much of the growth in traffic to the used car listings, and so that’s slightly offset the increase in dealers, so we haven’t seen a tremendous shift yet. We do expect that that’s something that we will see over the course of this year, and we believe that’s a metric that we will start to be talking about later on this year.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

(Steve Denault):	OK. What was the absolute number of lead partner dealerships in the quarter?

Monty Houdeshell:	I think roughly 2,600, but I’ll get you the exact number, (Steve).

(Steve Denault):	OK. Thank you.

Jim Riesenbach:	Thank you, (Steve).

Operator:	OK. And if you would like to ask a question, press star then the number one on your telephone keypad.

Your next question comes from the line of (George Grose) of American Capital.

(George Grose):	Good morning. If I look at the page views per visit here, I mean, that really, you know, jump the, you know, very substantially on a sequential basis. I mean, can you maybe go over again like some of the factors that caused that jump? I mean, is this just purely the elimination of the poor quality traffic or is it just like your content’s getting more traction and like the ...

Jim Riesenbach:	Sure. So the – this is – so what we’ve actually seen is a combination. There was absolutely a significant amount of low-performing traffic. People were coming into the network, not driving significant number of page views or engagement or click-throughs to our advertisers, which really resulted in our decision to take down the low-quality ads.

But at the same time we’ve absolutely seen significant improvements in the engagement as we’re ramping up the – our search engine spending and other spending to drive traffic and trial into MyRide, we’re finding that MyRide is achieving, particularly in our new vehicle hub, significant levels of engagement higher than what we’ve seen elsewhere across our legacy sites, or the initial implementation of the vehicle hub on MyRide.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

We expect that that is something we’re going to continue to focus on and continue to see improvement.

The things that we are now working on that I had mentioned on the call, including our enhanced social networking capabilities and our enhanced vertical search capabilities that we’re going to be launching over the coming quarter or so, we think that each of those will continue to drive our page views per user up.

So it’s absolutely a combination, and it’s one of the things that we think really demonstrates our ability as we now bring more and more users to the site and more quality traffic, the trend that makes us optimistic about our ability to really turn the ad revenue around over the remainder of this year.

(George Grose):	Well, I guess the like with the increase in pages, I’ve really not as of yet seen much contribution from the used car network there.

Jim Riesenbach:	No, I think that used car is going to be an area that we will start to see some growth in. We’re basically in this major transition right now of our search engine marketing spend. It’s underway as we speak from our in-house system to an out-of-house agency that’s doing some excellent work for us, and we’re just now in Q2 really starting to ramp up our efforts around driving traffic into the used car parts of the site via a number of marketing efforts, and so we do expect that Q2 and over the course of the remainder of the year that we’ll see more progress on the traffic, and, of course, then the lead generation from the used.

(George Grose):	OK. And then in terms of being able then to, you know, to monetize like the page views per visit, I mean, when do you think you’ll start seeing the advertising revenues per, you know, per thousand page views go up there?

Jim Riesenbach:	Well, what we have done, there’s a couple of factors that contribute to the CPM decline, and in Q1, so one was the fact that as a result of some of the lower quality and lower click-throughs that we had been experiencing in the second half of 2007, as we entered 2008, we were in a position where we had to take down some of our CPMs to a couple of our key customers, and now that we are actually seeing significant improvements in those – in the click-throughs and the performance metrics, we expect that over the next couple of quarters we’re going to be able to see some positive movement on those CPMs.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

So some of the – some of those CPMs that we are receiving from our major OEM partners are very much tied to the performance. So with the performance, we expect we’ll see that improvement.

The other thing that impacted Q1 was that in January there was a very late start to a lot of the creatives that came in from a number of the agencies, and that typically happens, but it was actually more delayed than it has been elsewhere and it affected pretty much everybody in the online automotive space, and that late start caused us to have lower sell-throughs, which then diluted our CPMs.

So we expect to see improvement in Q2 and, you know, more significant improvement as we move further through the year.

(George Grose):	And then maybe a question for Monty here, like on your cost-cutting initiatives, I think last – when you reported, I think you were at 10 million out of the 15 million that have been taken up. Where are you now, or?

Monty Houdeshell:	Well, we still expect to be – to take out at least 15 million by the end of the year.

(George Grose):	OK. So I guess you can’t say where you are now then, or?

Monty Houdeshell:	No. We haven’t put an exact number on that as of the end of this quarter.

(George Grose):	OK. And then if, I guess, when you mentioned on the call that you were prepared to take even more, you know, drastic action to the – on the costs should the situation warrant that, I mean, when would you be deciding on that?

Monty Houdeshell:	We look at that continuously, (George), and just based upon the overall results and our ability to be successful on some of our other initiatives.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

(George Grose):	OK. And last, where’s the head count the end of the quarter?

Monty Houdeshell:	Head count was two – around 260 something approximately. We’ll get you an exact number.

(George Grose):	OK. OK. Thank you.

Jim Riesenbach:	Thank you.

Operator:	Again, if you would like to ask a question, press star then the number one on your telephone keypad.

Your next question comes from the line of (Peter Schleider) of Peninsula Capital.

(Peter Schleider):	Yes, Jim and Monty, good progress on the lead generation. Was that – first, is that a sustainable number, as you look at it from where we are right now?

Jim Riesenbach:	Hi, (Pete). Thanks for the question. The answer is we are absolutely, you know, very happy and confident in what we’ve seen in the lead business, and despite the fact that the economy has been very soft and, of course, new car sales have been extremely soft, we continue to feel as though the efforts that we made to improve our quality of leads have resonated with our base of both dealers and OEM partners, and given the challenging marketplace, I think that the dealers and OEMs are seeing that leads are still one of the most effective channels of marketing today, and probably they’re going to continue to spend there before they cut those that are going to cut almost all of their other marketing spend.

And so we’re confident that we’re going to see continued spending in the lead category. We’re confident that the lead volume is going to be relatively strong, but we’re obviously we’re watching it very closely given the economy, and I think that there’s always some risk that as the pressure continues that, you know, total marketing spends from dealers and manufacturers may be pressured, but we don’t see anything that points to a lot of pressure or a lot of decline on that.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

Confirmation # 44633214

Of course, a lot of what’s driving the growth in lead volume has been the mix, and we’re seeing a lot of growth in wholesale leads, leads that we’re delivering directly to our OEM clients, and while that’s a good sign in our ability to monetize the same consumer more times has been part of the growth driver. I would want to note that some of the new leads that come into the system coming in at lower margin than we might have seen through our retail channel.

(Peter Schleider):	So the gross margin on those leads will be less than what you’ve seen in years past?

Jim Riesenbach:	I think that we’re going to see continued pressure on that. Of course, there are other offsets as we continue to grow, put focus on growing our retail channel, and growing our partnerships and growing the volume of leads we’re bringing into our network through retail. We think that we’re going to continue to be balancing it, but I would say that there will be continued pressure on the margins.

(Peter Schleider):	OK.

Monty, on the various line items in the P&L, I wonder if you could give us some insight because there’s a lot of things – there’s got to be a lot of progress from this quarter to the second quarter that you all are going to get to get closer to cash flow break even.

I wonder if you could tell us what areas of the P&L or give us even a range of dollar numbers that they’re going to go to. For example, G&A, sales and marketing, and technology support.

Monty Houdeshell:	Yes, (Pete), I can’t be specific about the numbers, but I can tell you generally that the costs reductions are focused on head count, people-related costs broadly throughout the business, but most – probably most specifically in the G&A area, and the other key item that affects ability to achieve that goal is the margin on advertising revenue, the transition of our search engine marketing spend to a more effective platform so that we can spend either less dollars to produce the same amount of revenue.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

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Confirmation # 44633214

(Peter Schleider):	So actually the gross margin side of it’s going to go up a little bit given that comment.

Monty Houdeshell:	Yes. If we’re successful in spending our search engine dollars – search engine marketing dollars more effectively, that would have a positive impact on gross margins.

(Peter Schleider):	All right. What was head count at the end of Q4?

Monty Houdeshell:	I don’t recall. I think it was like something over 300.

(Peter Schleider):	OK. And where do you think your optimal head count for the company should be?

Monty Houdeshell:	Well, that depends upon where our revenue is. We’re around 260 or so now, and we expect, you know, further cost reductions, so head count will probably continue to decline.

(Peter Schleider):	All right. Do you feel like you’ve got your hands around the cost side of the equation now to where the goal that you’re telling us, which now you’re actually reaffirming to some degree from last quarter to this quarter, being cash flow break even by the end of the quarter, not before the quarter, but by the end of the quarter, you’ve got your hands around the cost side of that equation to be able to reaffirm that?

Monty Houdeshell:	Well, we’ve implemented a number of cost reduction initiatives, and I think we’re being successful across a broad front on reducing our costs and will be successful in eliminating at least the 15 million in costs that we had identified a year or so ago.

We may need to take additional costs out. That would depend upon the, you know, the trends in the rest of the business, but I think we will be able to identify additional costs, if that’s necessary.

(Peter Schleider):	All right. And Jim, the one blemish, obviously, on the P&L today, the results today, is the advertising side of the equation, and that’s very obviously you’ve got a lot of experience in and one that you can kind of get focused, and also you all have decided is going to be the growth area for the – in years to the future.

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Moderator: Jim Riesenbach

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Can you give us an idea of how successful, or maybe on the other side of that, how unsuccessful we’ve been in searches and optimization, and also in just getting traffic to us to be able to monetize our site better?

Jim Riesenbach:	Yes. Well, first of all, I would absolutely agree with you that we believe that advertising will be a – the key growth driver in both margin and top line revenue over time for the business, and then a lot of what we’re doing and the hard choices we made around taking out low-quality performance was a long-term decision that we felt was absolutely critical to be able to improve and build our relationships with the key advertisers that are going to drive – help drive that growth for us.

So it was a eyes-wide-open decision that was hard, and we’re very strongly convinced that it – that will pay off in the long run as our lead quality initiative has been doing on the lead side.

Where we have been going with search engine marketing, we realized that basically we really needed to be with a firm that was at the state of the art with search engine marketing technology, and bidding and optimization, and that some of the in-house efforts that had been going on for a number of years at Autobytel, while a good effort, were really starting to lose some of their traction, and that’s why we made the decision to shift gears.

We’re in the middle of that transition right now, so some of what we have experienced in Q1 has – was really kind of a pullback as we’ve moved this spending over to this firm, and the firm is now ramping up the spending as we speak, so we expect to see improvement, and as Monty said, I think that we’re assuming that we’re able to achieve the goals that we’ve set out there. We expect to see improved margin as a result of the efforts from the transition of search marketing, but it does take time. It’s not something that happens overnight, but we expect that this quarter and into Q3 and Q4 we’ll see improvement there.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

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We’re continuing to make a major effort around search engine optimization as we’ve now enhanced our buying funnel where we receive the highest value page views and as we’re seeing that improved consumer engagement in the buying funnel, we think that search engine optimization we’re getting ourselves placed in the key search engines on the buying funnel and MyRide will be absolutely critical, and of course, that’s something that from the time that you launch a new product like that, it starts but then it can be three to six months to really ramp up and get placement, so we’re working on that. We’re seeing some progress, and we will continue to make that a big focus.

E-mail marketing has continued to be an important element of our mix, and we have roughly 10 million consumers in our database who have opted into newsletters and other e-mail marketing through Autobytel, and that e-mail marketing channel has been an effective way to drive consumers into the site, initiate trial on MyRide, and initiate repeat visits, so we’re continuing to use that.

We have found that some of the banner activities that we’ve done those, we did a number of campaigns on a number of the big ad networks and a number of the sites out there. We found that to be less effective, and so we basically pulled back that spend, and we’re re-tooling it and we believe that there’s some opportunities to do that a little bit different in a little bit more focused way, and we actually are looking at some ways to use our relationships with some of our ad network partners to help drive some traffic as well, and we think that that’s something that will be beneficial to us this quarter and beyond.

So we’re continuing our focus on all of those fronts as we continue to improve the site, and of course, as we ramp up our community products and our social networking products, we think that that’s going to help drive improved word-of-mouth and the lowest cost traffic that we can possibly generate to the site, which is consumers talking about the site, telling others about the site, and bringing their friends into the site, and we still believe that that’s an important element of the mix that has not been particularly effective as of yet.

(Peter Schleider):	All right. Do you think you’ve seen the low in ad revenue?

PRIME NEWS WIRE

Moderator: Jim Riesenbach

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Jim Riesenbach:	We believe that Q1 is probably low point. We think that we will see some improvement in Q2, and more significant improvement in Q3. Q4 tends to be a seasonally rough quarter, so we’re, you know, we’re watching it very closely.

We do recognize, as I said, that the overall economy is having an impact, and the first thing it’s going to impact among – that impacts us will be ad dollars before it impacts the lead dollars.

I think that the lead dollars are the most direct, you know, opportunity for the dealers and manufacturers to generate consumers who are going to turn into sales, and advertising, while important to them, is an area that they may cut back, and we’ve seen in general some pressure there.

So we are watching it very closely, but we do expect that Q1 will most likely be a low point.

Monty Houdeshell:	And (Pete), let me just add, if I could, just some clarity on the head count numbers that you had asked about previously.

As of year end, we reported that we had 269 employees at the end of February, so that was post the sale of AVV. And in the 10-Q that we’ll file later today, we’ll report that as of the end of April, we have 247 employees.

(Peter Schleider):	Oh, good.

Well, it’s refreshing to finally see some progress in the areas that we really want to be long-term business plan, so good work. Thank you guys.

Jim Riesenbach:	Thank you.

Operator:	Again, if you’d like to ask a question, press star then the number one on your telephone keypad.

Your next question comes from the line of (Steven Becker) of (Greenway) Capital.

PRIME NEWS WIRE

Moderator: Jim Riesenbach

05-08-08/7:00 a.m. CT

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(Steven Becker):	Hey, guys. Good morning.

Monty, can you just back out or give us a sense of what non-cash costs would be in the quarter so we can kind of get to a true operating income number or operating loss number?

Monty Houdeshell:	Yes. Stock based – share based compensation was 900,000 in the quarter, and depreciation and amortization was roughly 1.2 million in the quarter.

(Steven Becker):	OK. So, if I’m doing the math correctly, we’re closer to a $2 million dollar operating loss?

Monty Houdeshell:	Well, I’m not sure I followed the question there, (Steve).

(Steven Becker):	Well, walk me through the actual operating loss less the non-cash.

Monty Houdeshell:	Well, the loss from continuing – excuse me, loss from continuing operations, the operating income loss was 6.6 million, and then if you wanted to add back non-cash, that would be about two million, 1.2 million in depreciation and amortization, and 900,000 in share-based compensation. But, of course, that operating loss also included income of 2.6 million on the patent litigation settlement.

(Steven Becker):	OK. OK. OK. Thank you very much.

Operator:	And ladies and gentlemen, to ask a question, please press star then the number one on your telephone keypad.

We have no further questions at this time.

Jim Riesenbach:	OK. I want to thank everyone for participating today, and we look forward to updating you at the end of the second quarter. Thank you again for your continuing support.

Operator:	This concludes today’s conference call. You may now disconnect.

END